Exhibit 99.1

January 1, 2006

Investors may contact:
Kevin Stitt, Bank of America, 704.386.5667
Lee McEntire, Bank of America, 704.388.6780
Leyla Pakzad, Bank of America, 704.386.2024

Media may contact:
Terry Francisco, Bank of America, 704.386.4343

Bank of America completes MBNA merger

New Bank of America Card Services organization has more than 40 million active accounts and nearly $140 billion in managed balances

CHARLOTTE — Bank of America Corporation today completed its merger with MBNA Corporation, creating the largest credit card issuer in the United States as measured by balances.

"Today marks the start of an exciting new era for Bank of America in credit cards," said Kenneth D. Lewis, chairman and chief executive officer. "The combination of Bank of America’s distribution platform and customer base with MBNA’s products, affinity relationships and marketing expertise creates significant opportunities for our combined company.”

Bruce Hammonds, MBNA’s chief executive officer, will become president of Bank of America Card Services and will become a member of Bank of America’s Risk & Capital Committee.

In addition, Frank Bramble, Sr., former vice chairman of MBNA, will join Bank of America’s board of directors at its regularly scheduled January meeting.

Transaction

MBNA shareholders will receive 0.5009 of a share of Bank of America common stock and $4.125 in cash for each share of MBNA common stock that they held immediately prior to the merger. MBNA shareholders will receive cash instead of any fractional shares of Bank of America common stock that would otherwise be issued. MBNA shareholders will be contacted with instructions on how to exchange their shares for Bank of America stock.

Investor impact

The transaction is expected to be accretive in 2007. As a result of the merger, Bank of America expects to achieve overall expense efficiencies of $850 million after-tax, to be fully realized by the end of 2007, and anticipates a restructuring charge of $1.3 billion after-tax. Cost reductions are expected to come from a range of sources, including elimination of overlapping technology, vendor leverage, marketing expense and personnel reductions. The company is expected to benefit from such synergies as MBNA’s marketing experience with affinity groups and Bank of America’s broad product set.

Community Impact

Bank of America, a leader in corporate citizenship, intends to build upon its previously announced 10-year, $750 billion community development goal to include a specific community development lending and investment goal for Delaware. The specifics of this goal are being determined as part of current discussions with Delaware community leaders.

As part of the merger, Bank of America will also increase its philanthropic giving. In 2005, Bank of America announced an unprecedented $1.5 billion charitable giving goal over the next 10 years. With the addition of MBNA’s foundation, the Bank of America Charitable Foundation expects to provide more than $200 million in charitable giving in 2006, making the combined organization one of the most generous in the country.

About Bank of America

Bank of America is one of the world's largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving more than 38 million consumer and small business relationships with more than 5,800 retail banking offices, more than 16,700 ATMs and award-winning online banking with more than 14 million active users. Bank of America is the No. 1 overall Small Business Administration (SBA) lender in the United States and the No. 1 SBA lender to minority-owned small businesses. The company serves clients in 150 countries and has relationships with 97 percent of the U.S. Fortune 500 companies and 79 percent of the Global Fortune 500. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

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